UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 4, 2007 (May 20, 2007)

R&G Financial Corporation

(Exact name of registrant as specified in its charter)

Puerto Rico	001-31381	66-0532217
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

290 Jesús T. Piñero Ave.

Hato Rey, San Juan, Puerto Rico 00918

(Address of principal executive offices and zip code)

(787) 758-2424

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairments.

R&G Financial Corporation, a Puerto Rico corporation (“RGF”), is filing an amendment to its Current Report on Form 8-K filed on May 21, 2007 to provide information regarding the anticipated financial impact on RGF of the previously announced proposed sale of its indirect wholly-owned subsidiary, R-G Crown Bank, FSB, a federally chartered savings bank headquartered in Casselberry, Florida (“Crown Bank”), to Fifth Third Financial Corporation, an Ohio corporation (“Fifth Third”) pursuant to a Stock Purchase Agreement dated May 20, 2007. As previously reported, Fifth Third will acquire all of the outstanding shares of common stock of Crown Bank for $288 million, subject to adjustment under certain circumstances, and assume $50 million of outstanding trust preferred obligations of R&G Acquisition Holdings Corporation, RGF’s Florida-chartered direct wholly-owned subsidiary which is the parent company of Crown Bank. Fifth Third will also acquire real estate on which certain Crown Bank branches are located from a company owned by RGF’s Chairman of the Board.

As a result of the proposed sale of Crown Bank, on May 20, 2007, the chief financial officer of RGF concluded that an impairment charge with respect to the carrying value of goodwill and intangibles assigned to Crown Bank is required under generally accepted accounting principles. The carrying value of goodwill and intangibles recorded in the Office of Thrift Supervision Thrift Report of Crown Bank as of March 31, 2007 was $163.5 million, which amount is subject to adjustment pending final resolution of RGF’s restatement of its consolidated financial statements. RGF expects to record a non-cash, pre-tax impairment charge in the range of $50 million to $55 million for the impairment of goodwill and intangibles recorded by Crown Bank. These amounts are preliminary estimates and are subject to change as RGF finalizes the accounting for the sale of Crown Bank and the restatement of its consolidated financial statements. This impairment charge is not expected to result in any future cash expenditures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R&G FINANCIAL CORPORATION
Date: June 4, 2007

	By:	/s/ Andres I. Perez
Andres I. Perez
Chief Financial Officer